Exhibit 10.2.2

SECOND AMENDMENT TO FACILITY AGREEMENT

SECOND AMENDMENT TO FACILITY AGREEMENT (this “Amendment”), dated as of December 17, 2015, by and among KEMPHARM, INC., a Delaware corporation (the “Borrower”) and, DEERFIELD PRIVATE DESIGN FUND III, L.P. (the “Lenders” and together with the Borrower, the “Parties”).

RECITALS:

A. Borrower and Lenders have entered into that certain Facility Agreement dated as of June 2, 2014 (as the same may be amended, modified, restated or otherwise supplemented from time to time, the “Facility Agreement”).

B. The Parties desire to amend the Facility Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Parties agree as follows:

1. Defined Terms. Capitalized terms used herein which are defined in the Facility Agreement, unless otherwise defined herein, shall have the meanings ascribed to them in the Facility Agreement. The Recitals to this Amendment are incorporated herein in their entirety by this reference thereto.

2. Amendments to Facility Agreement. Upon the satisfaction of the conditions set forth in Section 3 of this Amendment the Facility Agreement is hereby amended as follows:

a. Section 5.2(g) of the Facility Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“(g) Intentionally Deleted.”

b. Section 1.1 of the Facility Agreement is hereby amended to add the following new defined term:

“Restricted Lender” means (i) the initial Lenders party to this Agreement and their Affiliates and (ii) any assignee of any interest in a Note that notifies the Borrower in writing that it wishes to be deemed a Restricted Lender.

c. Section 5.1 of the Facility Agreement is hereby amended by adding the following new provision to the end of such Section:

Notwithstanding anything set forth in this Agreement to the contrary, if any notice or information required to be furnished contains material non-public information (any such notice or information, a “Public Notice”), the Borrower, instead of delivering such Public Notice to all the Lenders shall promptly deliver such Public Notice to each Lender that is not a Restricted Lender and promptly notify each Restricted Lender in writing or orally that Borrower desires to deliver to such Restricted Lender a Public Notice. Within five Business Days of receipt of such notification the Restricted Lender may either (i) refuse the delivery of such Public Notice, in which case Borrower’s obligations with respect to such Public Notice and such Restricted Lender shall be deemed satisfied, or (ii) enter into good faith negotiations with the Parent to agree to the time period within which the Borrower will make the material non-public information contained in such Public Notice publicly available by including such information in a filing with the SEC. If Borrower and such Restricted Lender agree on such time period, the Borrower shall promptly deliver to such Restricted Lender such Public Notice and shall cause Parent to include the applicable material non-public information in a public filing with the SEC within such agreed to time period. The failure to agree on such time period will be deemed to satisfy Borrower’s obligations with respect to such Public Notice and such Restricted Lender.

1.

3. Conditions Precedent. The effectiveness of this Amendment is subject to the following conditions precedent:

a. Delivery of Documents. The Borrower and the Lenders shall each execute and deliver this Amendment.

b. Performance; No Default. The Borrower shall have performed and complied with all material agreements and conditions contained in the Facility Agreement and the other Loan Documents to be performed by or complied with by the Borrower prior to the date hereof.

4. Representations and Warranties. The Borrower hereby represents and warrants to Lenders that, except as set forth in the disclosure schedules attached to and made a part of this Amendment:

a. The execution, delivery and performance by the Borrower of this Amendment (i) are within the Borrower’s corporate powers, (ii) have been duly authorized by all necessary action pursuant to its Organizational Documents, (iii) except for filings with the Securities Exchange Commission, require no further action by or in respect of, or filing with, any Government Authority, and (iv) do not violate, conflict with or cause a breach or a default under any provision of applicable law or regulation or of Borrower’s Organizational Documents or of any agreement, judgment, injunction, order, decree or other instrument binding upon Borrower, except to the extent such violation, conflict, breach or default would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect;

c. This Amendment constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to the enforcement of creditor’s rights generally and by general equitable principles; and

d. No Event of Default exists.

2.

5. No Further Amendments; Ratification of Liability. Except as amended hereby, the Facility Agreement and each of the other Loan Documents shall remain in full force and effect in accordance with their respective terms. The Lenders’ agreement to the terms of this Amendment or any other amendment of the Facility Agreement or any other Loan Document shall not be deemed to establish or create a custom or course of dealing among Borrower, Lenders, Assignees, or any of them. This Amendment, together with the other Loan Documents, contains the entire agreement among Borrower and Lenders contemplated by this Amendment.

6. Legal fees and Expenses. The Borrower shall reimburse Lenders for all reasonable out-of-pocket costs, fees and expenses, including reasonable attorneys’ fees and expenses, incurred by Lenders in connection with the negotiation, documentation and closing of this Amendment.

7. Incorporation by Reference. The provisions of Article 6 of the Facility Agreement are incorporated herein by reference mutatis mutandis.

[Remainder of Page Intentionally Left Blank, signature page follows]

3.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

BORROWER: KEMPHARM, INC.

By:	/s/ Travis C. Mickle
Name:	Travis C. Mickle
Title:	President

LENDERS: DEERFIELD PRIVATE DESIGN FUND III, L.P.

By:	Deerfield Mgmt. III, L.P., its General Partner
By:	J.E. Flynn Capital III, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

4.